EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
BEMIS COMPANY, INC.

(in thousands of dollars except ratio data)

	For the Three Months Ended March 31,				For the Year Ended December 31,
	2005		2004		2004		2003		2002		2001		2000
	(unaudited)
EARNINGS:
Earnings before income taxes and cumulative effect of accounting changes	$52,924		$70,027		$293,667		$239,245		$267,015		$227,425		$211,502
Fixed charges	9,660		3,703		20,060		16,977		19,943		34,698		36,361
Less: Capitalized interest	(127)		(8)		(178)		(135)		(55)		(197)		(1,653)
Minority interest in net income of majority-owned subsidiaries	1,330		75		489		870		898		554		496
Less: Minority interest in net income of majority-owned subsidiaries without fixed charges	(11)		(35)		(126)		(323)		(368)		(363)		(384)
Losses (gains) recognized in pre-tax income for less than 50% owned persons	(343)		(2,837)		(11,698)		(3,156)		(5)		3,504		2,467
Capitalized interest amortization	172		178		770		840		824		780		760
TOTAL EARNINGS	$63,605		$71,103		$302,984		$254,318		$288,252		$266,401		$249,549

FIXED CHARGES:
Interest expense:
Consolidated interest expense	$8,438		$2,600		$15,503		$12,564		$15,445		$30,343		$31,609
Capitalized interest	127		8		178		135		55		197		1,653
Total interest expense	8,565		2,608		15,681		12,699		15,500		30,540		33,262
Interest inherent in rent expense	1,095		1,095		4,379		4,278		4,443		4,158		3,099
TOTAL FIXED CHARGES	$9,660		$3,703		$20,060		$16,977		$19,943		$34,698		$36,361

RATIO OF EARNINGS TO FIXED CHARGES	6.6	x	19.2	x	15.1	x	15.0	x	14.5	x	7.7	x	6.9	x

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
BEMIS COMPANY, INC.

(in thousands of dollars except ratio data)

	For the Year Ended December 31, 2004		For the Three Months Ended March 31, 2004
	(unaudited)
EARNINGS:
Earnings before income taxes and cumulative effect of accounting changes	$292,111		$68,845
Fixed charges	41,953		6,021
Less: Capitalized interest	(178)		(8)
Minority interest in net income of majority-owned subsidiaries	4,040		2,296
Less: Minority interest in net income of majority-owned subsidiaries without fixed charges	(126)		(35)
Losses (gains) recognized in pre-tax income for less than 50% owned persons	(44)		261
Capitalized interest amortization	770		178
TOTAL EARNINGS	$338,526		$77,558

FIXED CHARGES:
Interest expense:
Consolidated interest expense	$37,396		$4,918
Capitalized interest	178		8
Total interest expense	37,574		4,926
Interest inherent in rent expense	4,379		1,095
TOTAL FIXED CHARGES	$41,953		$6,021

RATIO OF EARNINGS TO FIXED CHARGES	8.1	x	12.9	x